Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Post-Qualification Amendment No. 6 to the Offering Statement on Form 1-A of our report dated April 21, 2022, relating to the financial statements of Here Collection LLC (formerly Here 001 LLC), as of December 31, 2021 and to all references to our firm included in this Offering Statement.

We hereby consent to the incorporation in this Post-Qualification Amendment No. 6 to the Offering Statement on Form 1-A of our report dated April 14, 2022, relating to the financial statements of 1989 Loraine Road, as of December 31, 2021 and to all references to our firm included in this Offering Statement.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

August 17, 2022